AMENDMENT NO. 1 to
MORTGAGE NOTE

     This Amendment No. 1 (this “Amendment”) is entered into as of February 5, 2005, with reference to that certain Mortgage Note in the original principal amount of $600,000 dated February 6, 2004 (the “Note”) made by Metalico, Inc. (“Maker”) to Carlos E. Agüero (“Payee”). The parties hereto hereby agree as follows.

     1. The legend “MORTGAGE NOTE” set forth at the top of the first page of the Note is deleted in its entirety and a legend “DEMAND NOTE” is inserted in lieu thereof.

     2. The first two sentences of the Note are deleted in their entirety and the following is inserted in lieu thereof:

“FOR VALUE RECEIVED, Metalico, Inc., a Delaware corporation (“Maker”), located at 186 North Avenue East, Cranford, New Jersey hereby promises to pay on demand to Carlos E. Agüero (“Payee”) or to an assignee of Payee approved by Maker which approval shall not be unreasonably withheld, in the lawful money of the United States of America, the principal sum of Six Hundred Thousand Dollars ($600,000) on the terms and conditions set forth herein.”

     3. Section 1 of the Note is deleted in its entirety and the following is inserted in lieu thereof:

"1. [INTENTIONALLY OMITTED].”

     4. Section 2 of the Note is deleted in its entirety and the following is inserted in lieu thereof:

"2. Payment of Interest. The outstanding principal balance of this Note will bear interest at a rate of (a) from the date of this Note through and including February 5, 2004, five percent (5%) per annum, and (b) thereafter, seven percent (7%) per annum, in each case payable in arrears in monthly installments on the first day of each month, commencing on the first day of the month immediately following the date of this Note.”

     5. The first sentence of Section 3 of the Note is deleted in its entirety.

     6. All references in the Note to a or the “Mortgage Note” are deleted in their entirety and references to a or the “Note” are inserted in lieu thereof.

     7. Except as expressly amended hereby, all other terms and conditions of the Note shall remain in full force and effect in accordance with the original terms thereof.

     IN WITNESS WHEREOF, the parties have executed this Amendment of the date first above written.

METALICO, INC.
/s/ Eric W. Finlayson
By:	Eric W. Finlayson
Senior Vice President and Chief Financial Officer

/s/Carlos E. Agüero
CARLOS E. AGÜERO